EXHIBIT 23.01


                        INDEPENDENT ACCOUNTANTS' CONSENT

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the 1997 Non-Employee Director Stock Option and Stock Incentive Plan of The Leslie Fay Company, Inc. of our report dated February 27, 1998, except with respect to Note 6 as to which the date is March 31, 1998, included in The Leslie Fay Company, Inc.'s Form 10-K for the year ended January 3, 1998 and to all references to our Firm included in this Registration Statement.


/s/ Arthur Andersen LLP
Arthur Andersen LLP


New York, New York
August 25, 1998